Exhibit 99.1

The Portions of the Prepared Remarks of Lawson Software, Inc. delivered on September 29, 2005 Concerning Historical Fiscal 2006 First Quarter Results

As you have seen from our Press Release of earlier today, we exceeded the revenue guidance and met the high end of our GAAP earnings per share guidance we gave for the quarter.  We also exceeded the analyst consensus on both revenue and earnings.

On our last earnings call we promised to continue to manage our expenses prudently so that we could deliver predictable earnings and I think the company has demonstrated that we can deliver on that commitment.  But more importantly, we said we would increase our focus on organic revenue growth, particularly license revenues, and now we are beginning to deliver on that promise as well.  Although Q1 has traditionally been a weak quarter for Lawson, in this first quarter, the sales team did a terrific job of converting the opportunities in which we engaged.  License fees were up 40% compared to the same quarter last year and up 7% compared to our fourth quarter.  I will grant you that we are coming off a low base, but sales headcount is down by 32% compared to Q1 of last year.  So you can see that our team is really executing well.

We signed 109 deals in the quarter, three of which were larger than $1 million in license fees.  Business with new customers was strong.  Fifty seven percent of our Q1 software contracting dollars was with new accounts.  Average license selling price of new deals increased to $549,000 compared to $428,000 last year.

And lastly, I would like to highlight a new area in our consulting business.  In Q1, 18 customers signed on to our new Passport Charter Program.  That leverages our exclusive alliance with the Hackett Group who is the leading best practices benchmarking organization.  We have generated approximately $500,000 of consulting revenue in this new practice area, and that is a very solid beginning to a new growth opportunity.

There were significant wins in each of our focal areas and here are some examples.  Our health care team had a very strong quarter.  There were three wins against PeopleSoft, three against McKesson and a replacement of Geac.  We beat Oracle/PeopleSoft at Meriter Health, HealthQuest and at Driscoll Children’s Hospital.   Meriter was a significant multi-suite deal where Lawson was viewed as more client-focused and a better cultural fit than Oracle.  Driscoll Children’s was also a major multisuite deal for Lawson HR, Financials, and Procurement suites.

For some time now we have been targeting replacement opportunities of McKesson’s outdated ESI software, and in Q1 we won several McKesson accounts — Marquette Health System, Chester County Hospital and Bethesda Memorial Hospital.

We also had some success in our other verticals areas.  In retail, we signed Mervyn’s, and that was a large deal win over Oracle/Retek and also over SAP.  Our government and education vertical had a strong win at the Wisconsin School Consortium in the K-12 market.  Our financial services vertical had a major win at Arkansas-based Arvest Bank Operations where we beat Oracle.  And we signed a significant contract with existing client, Boyd Gaming Corporation.  This too was a competitive situation in which we beat out Oracle and PeopleSoft.  So in summary, the sales team did an outstanding job.

I would also like to highlight that we made an important announcement relating to our product set in this quarter.  In August, we announced the general availability of Lawson 8.1 Technology Foundation.  This product enables clients to run Lawson applications on industry standard J2EE application servers.  It enabled Lawson’s enterprise applications to fit more easily into diverse IT infrastructures while reducing complexity.   It also provides significantly higher speed and scalability.  And in keeping with our client manifesto, a number of clients were already live and reference accounts of this product at the time it became generally available in August, thereby assuring our customers of a positive client experience as they implement this new release.

I would like to thank all of the employees at Lawson for their hard work in the quarter and for not allowing out Intentia acquisition project to distract them from our core mission which is to serve its customers.

I would like to address a specific item right upfront before we get into the financial summary for the quarter.  As we disclosed in our 10-K amendment filed yesterday and as you can see in our press release today, we had a non-cash accounting charge of $6.3 million in the first quarter to record an expense for our former CEO Jay Coughlan’s options.  Let me take a minute and give you some clarity on this charge.

First it might be helpful to clarify what this is not.  This is not a severance payment or a cash payment of any kind to Jay.  We have disclosed that Jay was paid a cash severance of $1 million that was equal to one year’s salary and bonus, reflecting Lawson’s employment agreement with Jay.  His severance was recorded as normal operating expense in Q1.  Nor does this charge reflect new options awarded to Jay as part of a separation agreement.  In fact, the options that Jay had most recently been awarded were out of the money on June 2 when we announced his resignation and have been were cancelled.  That describes what this charge was not.

Let me explain what the charge was for.  It was determined by the board of directors that Jay should remain available to Lawson under a non-compete arrangement for a period of time.  As a result, it was negotiated in Jay’s separation agreement that he would remain a Lawson employee in part-time status for up to two years.  Options are exercisable for 90 days after an employment ends, so Jay’s options are exercisable throughout this two-year employment period and then 90 days beyond.  Under accounting standards, the negotiated separation agreement is considered a modification of his options, which triggered the accounting charge.  The $6.3 million reflects the difference between the closing price of Lawson’s stock on the day we announced Jay’s resignation and the exercise price of his outstanding options that were awarded between 1999 and 2004.  It was determined appropriate that we consider this value as an expense in the current period.  As a result, we recorded a non-cash charge of $6.3 million in our G&A expense for this quarter.  We acted appropriately.  We booked the charge in our GAAP income statement, and still achieved the high-end of our GAAP EPS guidance that we provided — a tremendous operational result for Lawson.

With that let me now move on to summarize our Q1 financial performance .. . . .  As Barbara described, please reference our press release and investor website for our financial statements.  The numbers I will be discussing are as-reported GAAP measurements, which I should remind you are not an apples-to-apples comparison to the First Call EPS estimates.  The First Call consensus reflects non-GAAP EPS.  To avoid confusion, I will also provide an apples-to-apples comparison for you during this call.

First, the financial highlights for the quarter.  As Harry mentioned, our license revenues of $18.6 million grew a very healthy 40% year-over-year, with total revenues increased 6%.  Maintenance revenues grew 7% to $43.6 million, while consulting revenues of $25.7 million declining 11% percent year-over-year.  Consulting revenues did increase about 1% sequentially from Q4 as we continue to rebuild our consulting business, along with licensing and implementations increases that we are beginning to see.

On a GAAP basis, our Q1 net income was $4.2 million and our EPS was $0.04.  This met the high-end of the GAAP EPS guidance range of $0.01 to $0.04 that we provided on our June call.

In Q1 of prior year, we broke even on an EPS basis, so this is a very strong improvement year-over-year.  The improvement in net income and earnings per share reflects the benefit of a substantial increase in license fee on top of the improved cost and expense structure that we have strengthened over the last 12 months.

At this point, I would like to highlight that we ended the quarter with our sales and marketing expenses at a much improved ratio to license fee at just under $19 million of sales and marketing expense compared to $18.6 million of license fee, very close to a one-to-one ratio.

Let me now review the comparison of our actual EPS results to the Thomson First Call consensus estimate to avoid any confusion.  Analysts frequently exclude certain non-cash or non-recurring income statement items to develop a non-GAAP financial model, and our $0.04 First Call EPS estimates for Lawson reflects a non-GAAP yield.  This also allows easier comparison to many other technology companies who present non-GAAP results.

In an apples-to-apples comparison, we doubled the First Call consensus exceeding First Call by $0.04.  There were $9.8 million of costs and expenses to our reported net income that analysts typically exclude from their models.  These items are described in our press release.  Overall, I’m very pleased with our Q1 results.  It is a reflection on all aspects of our operations that are moving in the right direction.  Sales and revenue generating activities as well as our on-going prudent expense management.

Let me highlight some operating income results.  GAAP operating margin was 2.3%, and as you do the math to adjust for the non-cash, non-recurring items analysts typically exclude, you will see the non-GAAP operating margin was approximately 13.5% as a percentage of revenue.  This is the second consecutive quarter of hitting our goal of double-digit non-GAAP operating margin, and we’re very pleased with these results as well.

Gross margin remains healthy at overall 60%, up sequentially from Q4 and up a strong 700 basis points year-over-year, driven primarily by license fee performance in the quarter.  License fee has a higher margin than services, so our gross margin benefits as license fees become a larger component of our revenue mix.  The percent of third party license fee remained relatively low at just under 6% versus 9% a year ago.  This also benefits our gross margin.

Our strong balance sheet and cash flow performance also continued in Q1.  This is evident in the press release but let me point out some highlights regarding our balance sheet and cash flow.  DSO’s remained low at 46 days compared to 45 days in our fourth quarter and improved significantly from 61 days a year ago.  Deferred revenue of $75.7 million held relatively steady sequentially compared with $76.6 million at the end of our Q4.  Deferred revenues were up significantly from $64.9 million a year ago.  We ended Q1 with approximately $252 million of cash and marketable securities, up sequentially from $235 million in Q4 and up from $185 million a year ago.  Our debt remains very low at under $1 million, and we generated $16.1 million of net cash from operations in Q1.

Q1 was a very strong quarter, and we executed better than we expected, across the board in all areas.  We’re very pleased with this strong start for fiscal ‘06.